UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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WIRELESS TELECOM GROUP, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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$242,500 per 1% interest (cash price of the membership interests being purchased)

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$24,250,000

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Explanatory note

Wireless Telecom Group, Inc. (the “Company”) filed a press release on February 10, 2022 announcing preliminary unaudited revenue for the three and twelve months ended December 31, 2021 and gross profit margin for the twelve months ended December 31, 2021. In addition, the Company is providing additional information in response to shareholder feedback related to the definitive proxy statement on Schedule 14A filed on January 18, 2022 for its solicitation efforts related to the use of proceeds and strategic growth plan following the pending sale of its Microlab business to RF Industries, Inc.

Wireless Telecom Group Announces Record Fourth Quarter Sales and Provides Business Update

Parsippany, New Jersey, USA – February 10, 2022 – Wireless Telecom Group, Inc. (NYSE American: WTT) (the “Company”), today announced preliminary unaudited revenue for the three and twelve months ended December 31, 2021 and gross profit margin for the twelve months ended December 31, 2021. In addition, the Company is providing additional information in response to shareholder feedback related to the definitive proxy statement on Schedule 14A filed on January 18, 2022 for its solicitation efforts related to the use of proceeds and strategic growth plan following the pending sale of its Microlab business to RF Industries, Inc.

Record Fourth Quarter Sales Drive Highest Annual Sales in Three Years

The Company estimates record fourth quarter consolidated revenues of approximately $13.1 million, compared to $10.3 million for the same period in 2020, an increase of 26.4%. For the year ended December 31, 2021, net consolidated revenues are estimated to increase 18.0% to $49.2 million, compared to $41.7 million for the same period a year ago. Excluding Microlab, which is the Radio Frequency Component (“RFC”) product group, the Company’s Test & Measurement (“T&M”) and Radio, Baseband, and Software (“RBS”) product groups delivered approximately 31% revenue growth, 12.7% bookings growth, and 30.4% backlog growth when comparing the full year 2021 to 2020.

Consolidated gross profit margin for the year ended December 31, 2021 is expected to exceed 50% of revenue.

Consolidated bookings were $52.1 million for the year ended December 31, 2021, an increase of $5.4 million, or 11.7% over the same period last year. 2021 full-year bookings increased in each of the product groups compared to 2020.

Tim Whelan, the Company’s CEO, stated, “Record fourth quarter revenue is encouraging and reflects the success of our 2020 strategic growth plan, our CommAgility and Holzworth acquisitions, and improving global demand for our products and services. We grew revenues both sequentially and year-over-year despite continued Covid disruptions and extraordinary global supply chain issues. This accomplishment is a testament to the hard work of our global employees and partners. In addition, I am excited by the robust revenue expansion we achieved during 2021 driven primarily by our T&M and RBS product groups, which increased revenues 10% and 150%, respectively. T&M and RBS revenue growth reflects continued organic growth in T&M instrument sales, increased 5G software and services revenue in our CommAgility RBS solutions, and overall improved bookings activity throughout the year leading to an approximately 41% increase of our consolidated backlog at December 31, 2021.”

Business Update and Strategy Review

As part of the Company’s ongoing strategy to enhance its Board, over the past 14 months the Company added new Board members including Jennifer Fritzsche and C. Scott Gibson. Ms. Fritzsche and Mr. Gibson both possess significant experience within the telecommunications industry, as well as the capital markets. With these additions, the average tenure of the Company’s six independent directors is under five years. In addition, in April 2021, the Company announced the formation of a Board Strategy Oversight Committee.

Mr. Gibson, the Chairman of the Strategic Oversight Committee, stated, “The purpose of the committee is to contribute to the Company’s long-term strategic planning, including M&A transactions, product and technology roadmap and R&D strategies. The proposed sale of Microlab was reviewed in connection with the objectives of the Strategy Oversight Committee, which remains focused on pursuing initiatives aimed at creating value for all Wireless Telecom Group, Inc. shareholders.” Mr. Gibson continued, “An active and broad strategic review process is currently underway with consultants and advisors to evaluate all options. The Company expects to analyze and consider a wide array of potential strategies to increase shareholder value while preserving the strength of its balance sheet. We expect further investment and capital allocation decisions, including the use of any excess cash, upon the conclusion of the strategic review process and the completion of the evaluation of tax efficient capital returns. These are expected to be completed and communicated in connection with the Annual Shareholder Meeting”.

Alan Bazaar, the Company’s Board Chairman, stated, “The sale of our Microlab division is part of the Board’s commitment to create sustained value for our shareholders and reflects the Company’s strategic decision to pursue our higher-growth, higher-margin T&M and RBS businesses. Over the near-term, we are focused on completing the sale of Microlab, prudent expense management and maintaining a strong balance sheet to support various growth opportunities. This may include continued R&D investment to accelerate growth in RBS to take advantage of significant market opportunities and demand for specialized 5G private network solutions. As our go forward business and strategy refresh develops, we will look at longer-term opportunities to return excess cash to shareholders, which may include a share repurchase program or special dividends, as well as other corporate actions to create value for shareholders.”

After the Microlab transaction is completed, the Company will be debt free and management estimates it will have approximately $17.0 million in cash and cash equivalents. Management and the Board believe it is prudent to maintain a strong balance sheet and capital position given the fluid business environment. In addition, the Company believes the benefits of a strengthened balance sheet and streamlined business model will support and accelerate long-term growth opportunities as the Company evaluates strategic opportunities as well as investments in its high-growth, high-margin T&M and RBS businesses.

Mr. Whelan concluded, “We are looking forward to completing the Microlab transaction in the coming weeks and focusing on our streamlined T&M and RBS businesses. We expect to reorganize around our two remaining businesses and report them as two separate segments in 2022. The strong sales results we produced in 2021 increases our confidence in these markets going forward and we believe we are well positioned to drive growth in 2022 and beyond. With a 30% backlog increase, we expect the T&M and RBS segments to grow again in 2022. Additionally, we expect a higher software revenue mix at RBS which will favorably impact our gross margins. I look forward to updating shareholders on our progress again at our Annual Shareholder meeting and throughout the year.”

The proxy materials related to our Special Meeting of Shareholders to be held on Friday, February 25, 2022 can be found on the Investor Relations section of our website (www.wirelesstelecomgroup.com) under Financial Information.

Our financial statements for the three and twelve months ended December 31, 2021, are not yet available. Accordingly, the information presented above reflects our preliminary estimates subject to the completion of our financial closing procedures. As a result, these preliminary estimates may differ from the actual results that will be reflected in our financial statements when they are completed and publicly disclosed. These preliminary estimates may change and those changes may be material.

Our expectations with respect to our preliminary estimates for the three and twelve months ended December 31, 2021, are based upon management estimates and are the responsibility of management. Our independent registered public accounting firm has not audited, reviewed or performed any procedures with respect to these preliminary results and, accordingly, does not express an opinion or any other form of assurance about them.

These estimates should not be viewed as a substitute for our full interim or annual financial statements prepared in accordance with GAAP. Accordingly, you should not place undue reliance on these preliminary financial results. These estimated preliminary results should be read in conjunction with the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections of our historical consolidated financial statements, including the notes thereto, in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 19, 2021 and in other reports that we filed with the Securities Exchange Commission.

Additional Information and Where to Find It

In connection with the proposed transaction, on January 18, 2022, the Company filed with the SEC a definitive proxy statement on Schedule 14A and accompanying proxy card, as well as other relevant documents regarding the proposed transaction. In connection with the filing of its definitive proxy statement with the SEC, the Company mailed its definitive proxy statement and a proxy card to its shareholders entitled to vote at the special meeting to be held on February 25, 2022 at 9 a.m. EST, seeking their approval of the transaction. The definitive proxy statement contains important information about the proposed transaction and related matters. SHAREHOLDERS OF THE COMPANY ARE URGED TO READ THESE MATERIALS (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS IN CONNECTION WITH THE TRANSATION THAT THE COMPANY MAY FILE WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE COMPANY AND THE PROPOSED TRANSACTION THAT THE COMPANY’S SHAREHOLDERS SHOULD CONSIDER BEFORE MAKING ANY VOTING DECISION. This release is not a substitute for the definitive proxy statement or for any other document that the Company may file with the SEC and send to its shareholders in connection with the proposed transaction.

Investors and security holders may obtain copies of these documents and any other documents filed with or furnished to the SEC by the Company free of charge through the website maintained by the SEC at www.sec.gov, or under the Investor Relations section of the Company’s website at www.wirelesstelecomgroup.com.

Participants in the Solicitation

The Company, its directors and executive officers, and the Company’s proxy solicitor, Advantage Proxy, Inc., will solicit proxies in respect of the proposed transaction. Information about the Company’s directors and executive officers is available in the Company’s definitive proxy statement filed by the Company with the SEC on January 18, 2022, which is available free of charge from the sources indicated above.

Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, is contained in the definitive proxy statement and other relevant materials that may be filed with the SEC regarding the proposed transaction. Investors should read the definitive proxy statement carefully before making any voting or investment decisions. You may obtain free copies of these documents from the Company using the sources indicated above.

Investor Contacts

If you have additional questions about the transaction, need assistance in submitting your proxy or voting your shares of our common stock, or need additional copies of the proxy statement or proxy card, please contact us in writing at Wireless Telecom Group, Inc., 25 Eastmans Road, Parsippany, New Jersey 07054, Attention: Corporate Secretary, or by telephone: 973-386-9696 OR our proxy solicitor, Advantage Proxy, Inc., PO Box 13581, Des Moines, WA 98198, Attention: Karen Smith, or toll free at (877) 870-8565 or collect at (206) 870-8565 or by email to ksmith@advantageproxy.com.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. In some cases, such forward-looking statements may be identified by terms such as believe, expect, seek, may, will, intend, project, anticipate, plan, estimate, guidance or similar words. Forward-looking statements include, among others, our expectation to continue to drive revenue growth, improve operating margins, explore strategic opportunities and growth opportunities, as well as statements regarding use of excess cash. Investors are cautioned that such forward-looking statements are not guarantees of future performance and involve a number of risks and uncertainties that could materially affect actual results, including but are not limited to, the ongoing impact that the COVID-19 pandemic may have on our business, including on our supply chain, and the general economy in the future, our dependency on capital spending on data and communication networks by our customers and end users, our dependency on the deployment of 4G LTE and 5G NR private networks and related services to grow our business, the impact of the loss of any significant customers, the ability of our management to successfully implement our business plan and strategy, our ability to raise additional capital to fund our operations given our degree of leverage, product demand and development of competitive technologies in our market sector, the impact of competitive products and pricing, our abilities to protect our intellectual property rights and our ability to manage risks related to our information technology and cyber security, and our ability to consummate the pending transaction for sale of the Microlab business, among others. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected. These risks and uncertainties are disclosed in our Annual Report on Form 10-K for the year ended December 31, 2020 and subsequent quarterly reports filed with the SEC. The Company’s forward-looking statements speak only as of the date of this release. The Company undertakes no obligation to publicly update or review any forward-looking statements, whether as a result of new information, future developments or otherwise, except as required by law.

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About Wireless Telecom Group

Wireless Telecom Group, Inc., comprised of Boonton, CommAgility, Holzworth, Microlab, and Noisecom, is a global designer and manufacturer of advanced RF and microwave components, modules, systems, and instruments. Serving the wireless, telecommunication, satellite, military, aerospace, semiconductor, and medical industries, Wireless Telecom Group products enable innovation across existing and emerging wireless technologies. With a product portfolio including peak power meters, signal generators, phase noise analyzers, signal processing modules, LTE PHY/stack software, power splitters and combiners, GPS repeaters, public safety components, noise sources, and programmable noise generators, Wireless Telecom Group supports the development, testing, and deployment of wireless technologies around the globe. Wireless Telecom Group, Inc.’s website address is wirelesstelecomgroup.com.

Investor Contact

Andrew M. Berger

Managing Director

SM Berger& Company

(216) 464-6400

andrew@smberger.com

Contact

Michael Kandell: +1 (973) 386-9696

25 Eastmans Road

Parsippany, NJ 07054

Tel: (973) 386-9696

Fax: (973) 386-9191

www.wtcom.com